Exhibit 99.1

FOR IMMEDIATE RELEASE
JUNE 1, 1998

          INTEGRATED MEDICAL RESOURCES SHAREHOLDERS APPROVE INCREASE IN
            AUTHORIZED COMMON STOCK; COMPANY INDICATES SECOND QUARTER
             FINANCIAL RESULTS LIKELY TO FALL SHORT OF EXPECTATIONS

Lenexa, Kansas, June 1, 1998 -- Integrated Medical Resources, Inc. (Nasdaq Stock
Market: IMRI) the manager of the leading network of medical clinics for the diagnosis and treatment of impotence, announced today that, at the company's annual meeting on May 29, shareholders of the company approved an increase in the authorized common stock from 10 million to 25 million and approved the previously announced transaction with Kardatzke Management, Inc. in which that firm has provided Integrated Medical Resources with an infusion of capital in return for an equity stake in the company.

Shareholder approval of the two proposals, details of which are included in the proxy materials for the annual meeting, provides Integrated Medical Resources with an immediate infusion of about $4.2 million of new equity, in addition to the $2.8 million Kardatzke infused in March. This will allow the company to reduce debt, pay off convertible notes, and have some additional working capital.

"This infusion of equity will bring the company into compliance with the equity requirements of NASDAQ," said the Company's recently appointed Chairman and Chief Executive Officer, Stanley E. Kardatzke, M.D.

In other actions taken at the annual meeting shareholders re-elected Dwayne Sigler and Sam Colella as directors of the company.

The company noted that the third nominee, Scott Jenkins had, for personal reasons, resigned from the Board of Directors a few days prior to the annual meeting and thus was not elected to another term. This creates a vacancy on the Board of Directors, which the Board expects to fill in the near future, pursuant to the Company's By-Laws.

Second Quarter Results Outlook

Dr. Kardatzke reported that Integrated Medical's cash position in March and April was critical, making it impossible to implement marketing efforts needed to coincide with the introduction of Pfizer's new impotency drug, Viagra(R). As a result, revenues for April and May will be below previous expectations. "Our revenues for the months of April and May appear to be under $3 million. This shortfall was due to lower new patient revenues. Now, however, with this infusion of new capital we have implemented aggressive marketing plans to take advantage of the heightened awareness of impotency since the introduction of Viagra(R). During the last week of



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May,  we saw  significant  increases  in our  call  volumes  and in new  patient appointments made. Therefore, we expect to see positive results in June from these recently increased marketing efforts. We now expect second quarter revenues to be in the mid-$4 million range. Obviously, this reduced revenue level will significantly impact earnings, although it is too early in the quarter to accurately assess what that impact will be."

Commenting on this development, Dr. Kardatzke said, "since coming aboard in mid-April, my focus has been on 1) improving the company's capital structure to a point where it will remain at or above minimum NASDAQ requirements; 2) eliminating inefficiencies in the way Integrated Medical Resources is managed;
3) redirecting our strategy to enhance patient revenues; 4) lower administrative expenses as a percent of revenues; and 5) achieve profitability in the second half of 1998.

Now, the infusion of equity has allowed marketing programs to resume. "With the new capital, we have implemented our marketing plans with increased advertising budgets to take advantage of the heightened awareness of impotency since the introduction of Viagra(R). Although we expect to achieve significant revenue increases from prescribing and selling Viagra(R) in our clinics, our main source of growth in revenues is expected to be through enhancing patient revenues related to diagnosis of the medical causes of impotency. Thus, our clinics are named 'The Diagnostic Center for Men'," Kardatzke added.

Troy Burns, M.D., the company's founder and its medical director, added "We, as physicians, as well as the Pfizer Company, are continuing to caution patients who present to us with impotence and requesting Viagra(R) that, impotence is only a symptom of an underlying condition. A significant percentage of men with impotence are suffering from the early signs of a more serious, potentially life-threatening, disease such as hypertension, high cholesterol, heart disease, diabetes or cancer. We wholeheartedly agree with the statement made by Pfizer a few days ago, reminding us that men with impotence still need a good medical evaluation when they present with the symptom."

Looking forward, Dr. Kardatzke said Integrated Medical will focus on improving its performance and achieving sustainable profitability through enhancing its advertising program, decentralizing certain inefficient administrative functions, and empowering and incenting managers to achieve corporate objectives. "We believe growth of our managed clinics in new markets and increasing penetration in existing markets will enhance revenues, reduce SG&A as a percent of sales and allow Integrated Medical Resources to become strongly profitable," Kardatzke said.

About the Company

Integrated Medical Resources, Inc. provides complete management services to physicians who offer comprehensive diagnostic, educational and treatment services to address the medical and emotional needs of patients and their partners through the largest network of medical clinics in the U.S. dedicated to the diagnosis and treatment of impotence. Integrated Medical Resources



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Inc. common shares are traded on The Nasdaq Stock Market under the Symbol IMRI.

Safe Harbor Statement

This  press   release   contains   forward-looking   statements   of  management
expectations and initiatives (within the meaning of the Private Securities Litigation Reform Act of 1995) which should be viewed in the context of certain factors that could affect actual results. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in such statements. Risks include, but are not limited to, the timing of Medicare reimbursement, the way Viagra(R) affects the market or regulatory issues, which could impact the company negatively. You should review the company's annual report on Form 10-K for the year ended December 31, 1997, Forms 8-K dated March 5, 1998, April 14, 1998 and April 28, 1998, and Form 10-Q dated May 15, 1998, filed with the Securities and Exchange Commission for important factors that might cause such a difference.

Viagra(R) is a trademark of Pfizer, Inc.

         For more information on Integrated Medical Resources toll-free via fax, simply dial 1-800- PRO-INFO, follow the voice menu prompts and enter the company code
                         "IMRI" on any touch-tone phone.

                     Visit the IMRI website: www.potency.com




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